Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

A SPAC I MINI ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(7)
Fees to Be Paid	Equity	Class A Ordinary Shares	457(f)(2)	7,000,000	(1)	—	$23,333.34	$0.0001476	$3.44
Fees to Be Paid	Equity	Class A Ordinary Shares	457(f)(2)	3,726,471	(3)	—	$12,421.57	$0.0001476	$1.83
Fees to Be Paid	Equity	Class A Ordinary Shares underlying warrants	457(f)(2)	8,320,000	(4)	—	$27,733.33	$0.0001476	$4.09
Fees to Be Paid	Equity	Class A Ordinary Shares underlying rights	457(f)(2)	690,000	(5)	—	$2,300.00	$0.0001476	$0.34
Fees to Be Paid	Warrants	—	457(g)	8,320,000	(6)	—	—	—	—
	Total Offering Amounts						$65,788.24
	Net Fee Due								$9.71

(1)	Based on the maximum number of Class A ordinary shares, with no par value (“Class A Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving A SPAC I Acquisition Corp. (“ASCA”), NewGenIvf Limited (“NewGenIvf”), A SPAC I Mini Acquisition Corp., A SPAC I Mini Sub Acquisition Corp. and certain shareholders of NewGenIvf. Represents 5,000,000 Class A Ordinary Shares issuable as consideration in connection with the Business Combination to holders of ordinary shares of NewGenIvf and (ii) 2,000,000 Class A Ordinary Shares issuable subject to certain earnout provisions, in accordance with the terms of the Merger Agreement, dated February 15, 2023, as amended June 12, 2023 . Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. NewGenIvf is a private company, no market exists for its securities, and NewGenIvf has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the NewGenIvf securities expected to be exchanged in the Business Combination.

(3)	Represents the number of Class A ordinary shares of ASCA outstanding as of the date of this filing.

(4)	Represents Class A Ordinary Shares of registrant issuable upon exercise of (i) 5,175,000 warrants of registrant (the “Warrants”), each Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, issuable in exchange for the outstanding warrants of ASCA held by public warrantholders and (ii) 3,145,000 Warrants issuable in exchange for the outstanding warrants of ASCA held by ASCA’s sponsor.

(5)	Represents Class A Ordinary Shares of registrant issuable in exchange for the 6,900,000 outstanding rights of ASCA held by public rightholders.

(6)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(7)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001476.